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                                                                       EXHIBIT 1

                         Independent Auditors' Consent

The Board of Directors
Vari-L Company, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-88666) on Form S-8 of Vari-L Company, Inc. of our report dated October 10, 2001, relating to the statements of net assets available for participant benefits of the Vari-L Company, Inc. Profit Sharing Plan as of December 31, 2000 and 1999 and the related statements of changes in net assets available for participant benefits for the years then ended and related schedules for the years ended December 31, 2000 and 1999, which report appears in the December 31, 2000 annual report on Form 11-K of the Vari-L Company, Inc. Profit Sharing Plan.

KPMG LLP

Denver, Colorado
October 30, 2001